EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Coca-Cola Enterprises, Inc.:

•	Registration Statement No. 333-167067 on Form S-4, dated August 25, 2010,

•	Registration Statement No. 333-169733 on Form S-8, dated October 4, 2010,

•	Registration Statement No. 333-167067 on Form S-8, dated October 4, 2010, and

•	Registration Statement No. 333-170322 on Form S-3, dated November 3, 2010;

of our reports dated February 7, 2014, with respect to the consolidated financial statements of Coca-Cola Enterprises, Inc. and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 7, 2014